Exhibit 99.1
Synalloy Reports Third Quarter 2020 Results
Richmond, Virginia, November 9, 2020...Synalloy Corporation (Nasdaq: SYNL), today announced its results for the third quarter of 2020. Net sales for the third quarter of 2020 totaled $59.3 million. This represents a decrease of $14.4 million or 19.5% when compared to net sales for the third quarter of 2019. Net sales for the first nine months of 2020 were $200.1 million, a decrease of $37.1 million or 15.6% from net sales for the first nine months of 2019. Excluding the curtailed Palmer operations, sales in the third quarter were $58.7 million, down 13.7% from the third quarter of 2019 and net sales for the first nine months of 2020 were $195.1 million, down 7.8% from the previous year periods.
“The team has done a good job managing the factors that are within our control given the challenges presented by the COVID-19 pandemic, the proxy contest, and a business cycle trough year for our largest subsidiary, Bristol Metals,” said Craig Bram, Synalloy’s President and CEO. “I am proud of how the Company has performed so far this year.”
For the third quarter of 2020, the Company recorded a net loss of $10.5 million, or $1.16 diluted loss per share, compared to a net loss of $1.0 million, or $0.11 diluted loss per share for the third quarter of 2019. The third quarter of 2020 was negatively impacted by:
•Non-cash goodwill impairment in our Metals Segment of $10.7 million;
•Operating losses at Palmer totaling $0.9 million;
•Inventory price change losses which, on a pre-tax basis, totaled $1.6 million;
•Proxy contest costs of $0.2 million related to the Company's proxy contest and election of directors at the 2020 Annual Meeting of Shareholders; and
•Costs related to the hotline investigation regarding the accounting for Palmer and other matters of $0.7 million, found within acquisition costs and other.

For the first nine months of 2020, the Company reported a net loss of $18.7 million, or $2.06 diluted loss per share. This compares to a net loss of $2.1 million, or $0.24 diluted loss per share for the first nine months of 2019. The first nine months of 2020 were negatively impacted by:
•Non-cash goodwill impairment in our Metals Segment of $10.7 million;
•Operating losses at Palmer totaling $3.6 million and $6.1 million in non-cash, pre-tax asset impairment charges;
•Inventory price change losses, which on a pre-tax basis totaled $5.5 million, compared to a $5.7 million loss for the first nine months of 2019;
•Proxy contest costs of $3.1 million related to the Company's proxy contest and election of directors at the 2020 Annual Meeting of Shareholders; and
•Costs related to the hotline investigation regarding the accounting for Palmer and other matters of $0.7 million, found within acquisition costs and other.

The Company also reports its performance utilizing two non-GAAP financial measures: Adjusted Net (Loss) Income and Adjusted EBITDA. The Company's performance, as calculated under the two measures, is as follows:
•Adjusted Net Loss for the third quarter of 2020 was $1.0 million, or $0.11 adjusted diluted loss per share compared to an Adjusted Net Loss of $0.7 million, or $0.08 adjusted diluted loss per share for the third quarter of 2019. For the first nine months of 2020, Adjusted Net Loss was $2.9 million, or $0.31 adjusted diluted loss per share, compared to an Adjusted Net Loss of $0.4 million, or $0.04 adjusted diluted loss per share for the first nine months of 2019.
•Adjusted EBITDA decreased $1.2 million for the third quarter of 2020 to $1.6 million (2.8% of sales), from $2.8 million (3.7% of sales) for the third quarter of 2019. For the first nine months of 2020, Adjusted EBITDA was $6.2 million (3.1% of sales), compared to $10.9 million (4.6% of sales) for the first nine months of 2019.
Both the Adjusted Net Income and Adjusted EBITDA metrics for the first nine months of 2020 include add-backs of the non-cash goodwill impairment of $10.7 million, $6.1 million in non-cash asset impairment charges for the Palmer operation, $3.1 million in costs associated with the Company's proxy contest as noted above and $0.7 million in costs associated with the hotline investigation regarding the accounting for Palmer and other matters, found within acquisition costs and other. These costs were added back due to the nature of the charges as one-time charges unrelated to the ongoing operations of the Company.

The Company's results are periodically impacted by factors that are not included as adjustments to our non-GAAP measures, but which represent items that help explain differences in period to period results. As mentioned above, operating losses at Palmer totaled $0.9 million and $3.6 million for the third quarter and first nine months of 2020, respectively. Additionally results were negatively impacted by inventory price change losses which, on a pre-tax basis, totaled $1.6 million and $5.5 million for the third quarter and first nine months of 2020, respectively.
“The third quarter certainly had its challenges, but looking at the core operations of the Company, there was solid improvement over the third quarter of last year. First, we had to overcome a sales decline of $9.4 million from the third quarter of last year, excluding the Palmer business. Inventory price change losses in the third quarter were up $1.0 million over last year, with most of the losses occurring in July 2020. As expected, inventory price change results in September were break-even. With current surcharges, we expect to post inventory price change profits in the fourth quarter. Expenses associated with the proxy contest and the hotline investigation regarding the accounting for Palmer and other matters combined to lower pre-tax results in the third quarter of this year by $0.9 million. In last year’s third quarter, we realized a gain from adjusting the earn-out of $1.2 million, as compared with a gain of $0.1 million in the third quarter of this year. Also in this year's third quarter, we took a $10.7 million non-cash goodwill impairment charge. Excluding the Palmer operations and taking into account the aforementioned items, we showed a $1.9 million improvement in pre-tax income over the third quarter of last year. Achieving this on a sales decline of $9.4 million, speaks to the Company’s cost cutting efforts over the past twelve months,” said Mr. Bram.
Metals Segment
The Metals Segment's net sales for the third quarter of 2020 totaled $47.1 million, a decrease of $13.0 million or 21.7% from the third quarter of 2019. Excluding the Palmer business, net sales for the third quarter of 2020 totaled $46.5 million, a decrease of $8.0 million, or 14.7%, from the same quarter last year.
Net sales for the first nine months of 2020 totaled $159.8 million, a decrease of $36.0 million, or 18.4%, from the first nine months of 2019. Excluding the Palmer business, net sales for the first nine months of 2020 totaled $154.8 million, a decrease of $15.3 million, or 9.0%, from the first nine months of 2019.
Sales of heavy wall seamless carbon pipe and tube were down 31.7% from last year’s third quarter, while pounds were down 26.1%, primarily due to decreased demand in the oil and gas sector. On a year to date basis, this product line contributed $2.8 million in Adjusted EBITDA, before corporate allocations. This was after inventory price change losses of $1.4 million.
Sales of welded pipe and tube in the third quarter of this year were down 11.8% over the third quarter of last year, while pounds were down 17.6%, primarily due to decreased levels of North American consumption of stainless steel welded pipe and tube impacting the Bristol Metals subsidiary. On a year to date basis, welded pipe and tube contributed $7.5 million in Adjusted EBITDA, before corporate allocations. This was after inventory price change losses of $4.1 million.
The backlog for our subsidiary, Bristol Metals, LLC, as of September 30, 2020, was $24.1 million, a decrease of 18.3% when compared to the same period in 2019.
“For our largest subsidiary Bristol Metals, 2020 has definitely been a trough year in the business cycle. Data from the Metals Service Center Institute (MSCI) shows that North American consumption of welded stainless-steel pipe is running at an annual pace of just over 93,000 tons in 2020, down about 5% from 2019. This volume is consistent with North American consumption during the previous trough of 2015-2016. During trough years, pricing gets very aggressive as manufacturers fight for critical volume. Bristol Metals has been successful so far this year in taking market share, with an increase of 210 basis points and shipments up about 3% over last year. Profitability between peak and trough years for welded stainless steel pipe is highly volatile. In the peak year of 2018, Bristol Metals contributed Adjusted EBITDA, before corporate overhead allocations, totaling $25.1 million. This was after inventory price change gains of $3.5 million. In the current trough year, Bristol Metals has contributed Adjusted EBITDA for the same nine-month period, before corporate overhead allocations, of $3.7 million. This is after inventory price change losses of $4.5 million,” said Mr. Bram.

The Metals Segment's reported operating losses of $11.6 million for the third quarter of 2020 compared to operating income of $0.4 million for the third quarter of 2019. Excluding the Palmer business, operating losses for the third quarter of 2020 were $10.7 million as compared to operating income of $0.9 million for the same quarter last year.
For the first nine months of 2020, the Metals Segment reported operating losses of $19.8 million compared to operating income of $3.1 million for the same period of 2019. Excluding the Palmer business, operating losses were $16.2 million for the first nine months of 2020 as compared to operating income of $3.5 million for the same period of 2019.

Current quarter operating results were affected by nickel prices and resulting surcharges for 304 and 316 alloys. The third quarter of 2020 proved to be a more unfavorable environment than the third quarter of 2019, with net metal pricing losses of $1.6 million, compared to last year's $0.6 million in metal pricing losses. Net metal pricing losses for the first nine months of 2020 totaled $5.5 million, compared to $5.7 million in metal pricing losses for the same period of 2019.
In light of the decrease in the Company's market capitalization as of September 30, 2020, we concluded that a triggering event had occurred potentially indicating the fair value of certain reporting units was less than their carrying value as of September 30, 2020. Therefore, we performed a quantitative goodwill assessment as of September 30, 2020 that resulted in a non-cash goodwill impairment charge of $10.7 million in our Metals Segment.
"As some of our Metals peer group companies begin reporting their financial results for the September 30th ending quarter, it is apparent that the end markets that we serve have been challenging for everyone. Year over year sales for the quarter were down an average of 29% for our customers and down 33% for our suppliers," said Mr. Bram.
Specialty Chemicals Segment
Net sales for the Specialty Chemicals Segment in the third quarter of 2020 totaled $12.2 million, representing a $1.3 million or 9.9% decrease from the third quarter of 2019. Net sales for the first nine months of 2020 totaled $40.3 million, representing a $1.2 million, or 2.8%, decrease from the same period in 2019.
Operating income for the Specialty Chemicals Segment for the third quarter of 2020 was $1.1 million, an increase of $0.2 million from the same quarter of 2019. Operating income for the first nine months of 2020 totaled $3.5 million, an increase of $1.1 million over the same period of 2019. On a year to date basis, the Specialty Chemicals Segment contributed $5.5 million in Adjusted EBITDA, before corporate overhead allocations.
The U.S. specialty chemical industry continues to face significant downturns in demand due to weak industrial and manufacturing activities related to the COVID-19 pandemic. However, during the first nine months of 2020, the Specialty Chemicals Segment was able to demonstrate relative strength in sales by increasing production of hand sanitizer and cleaning aids to offset reduced production for the oil and gas industry. Additionally, the Specialty Chemicals Segment’s cost cutting efforts have generated a decrease in selling, general and administrative costs of $0.2 million and $0.6 million for the third quarter and first nine months of 2020, respectively. These cost cutting measures have allowed the Specialty Chemicals Segment to generate increased profits on lower sales volume.
Other Items
Unallocated corporate expenses for the third quarter of 2020 decreased $0.9 million or 35.6% to $1.5 million (2.6% of sales) compared to $2.4 million (3.2% of sales) for the same period in the prior year. The third quarter decrease resulted primarily from lower professional fees, incentive bonuses, and travel expenses in the period.
Interest expense was $0.5 million and $0.9 million for the third quarter of 2020 and 2019, respectively. The decrease was related to lower average debt outstanding in the third quarter of 2020 compared to the third quarter of 2019.
The effective tax rate was 19.4% and 10.6% for the three months ended September 30, 2020 and September 30, 2019, respectively, resulting in a tax benefit of $2.5 million and $0.1 million, respectively. The September 30, 2020 effective tax rate was approximately equal to the U.S. statutory rate of 21.0%.
The effective tax rate was 24.4% and 23.6% for the nine months ended September 30, 2020 and 2019, respectively, resulting in a tax benefit of $6.0 million and $0.7 million, respectively. The effective tax rate for the first nine months of 2020 was higher than the statutory rate of 21.0% due to the discrete treatment of costs attributable to our proxy contest, and tax benefits on our stock compensation plan and estimated tax benefits associated with the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) which was signed into law on March 27, 2020. The CARES Act includes various income and payroll tax provisions, notably enabling us to carry back net operating losses and recover taxes paid in prior years.
The Company's cash balance decreased $0.4 million to $0.2 million as of September 30, 2020 compared to $0.6 million at December 31, 2019. Fluctuations affecting cash flows during the nine months ended September 30, 2020 were comprised of the following:
a)Net inventories decreased $9.2 million at September 30, 2020 when compared to December 31, 2019, mainly due to efforts to balance inventory with projected business levels and the write-down of inventory related to the Palmer business in the second quarter of 2020. Inventory turns increased from 1.62 turns at December 31, 2019, calculated on a three-month average basis, to 1.73 turns at September 30, 2020;

b)Accounts payable decreased $1.6 million as of September 30, 2020 as compared to December 31, 2019, primarily due to the reduction of payables at the curtailed Palmer operations. Accounts payable days outstanding, calculated using a nine-month average basis, were approximately 30 days at September 30, 2020 and, also calculated using a nine-month average basis, approximately 36 days at December 31, 2019. Accounts payable days outstanding calculated using a three-month average basis was approximately 38 days at September 30, 2020;
c)Net accounts receivable decreased $1.9 million at September 30, 2020 as compared to December 31, 2019, due primarily to the reduction of receivables at the curtailed Palmer operations. Days sales outstanding, calculated using a nine-month average basis, was 47 days outstanding at September 30, 2020 and, also using a nine-month average basis, 51 days at December 31, 2019. Days sales outstanding, calculated using a three-month average basis, was approximately 54 days outstanding at September 30, 2020;
d)Capital expenditures for the first nine months of 2020 were $2.8 million; and
e)The Company paid $3.2 million during the first nine months of 2020 related to the earn-out liabilities from the 2019 American Stainless, 2018 MUSA-Galvanized and 2017 MUSA-Stainless acquisitions.
The Company had $71.3 million of total borrowings outstanding with its lender as of September 30, 2020. The total is down $4.2 million from the balance at December 31, 2019. As of September 30, 2020, the Company had $7.5 million of remaining available capacity under its line of credit.
Pursuant to the Credit Agreement, the Company is subject to certain covenants including maintaining a minimum fixed charge coverage ratio of not less than 1.25, maintaining a minimum tangible net worth of not less than $60.0 million, and a limitation on the Company’s maximum amount of capital expenditures per year, which is in line with currently projected needs.
The Company notified its bank of a technical default of the fixed charge coverage ratio in its Credit Agreement at the quarter ended September 30, 2020. To address the technical default, the Company entered into an amendment to its Credit Agreement with its bank subsequent to the end of the third quarter. On October 23, 2020, the Company entered into the Fifth Amendment to the Third Amended and Restated Loan Agreement (the "Fifth Amendment") with its bank. The Fifth Amendment amended the definition of the fixed charge coverage ratio to include in the numerator (i) the calculation of losses from the suspended operations of Palmer in the amount of $1,560,000, which is effective for the quarter ended June 30, 2020 and for the directly following three quarters after June 30, 2020, (ii) the calculation of losses from the suspended operations of Palmer in the amount of $740,000, which is effective for the quarter ended September 30, 2020 and for the directly following three quarters after September 30, 2020, and (iii) the extraordinary expenses related to the investigation of a whistleblower complaint in the amount of $636,000, which is effective for the quarter ended September 30, 2020 and for the directly following three quarters after September 30, 2020.
At September 30, 2020, the Company had a minimum fixed charge coverage ratio of 1.47 and a minimum tangible net worth of $67.7 million.
Outlook
The manufacturing sector will continue to face challenges over the next several quarters. As a result of the uncertainty related to the COVID-19 pandemic, we have suspended all Fiscal 2020 guidance and are not providing guidance at this time. With a restart of the economy pending, we cannot predict the impact on our various businesses. We remain diligent and thoughtful in managing profitability and liquidity while navigating these unprecedented times and continuing to execute our strategy.
Synalloy Corporation (Nasdaq: SYNL) is a growth-oriented company that engages in a number of diverse business activities including the production of stainless steel and galvanized pipe and tube, the master distribution of seamless carbon pipe and tube, and the production of specialty chemicals. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in nickel and oil prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; negative or unexpected results from tax law changes; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence, risks relating to the impact and spread of COVID-19 and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Financial statement information included in this earnings release includes non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net (Loss) Income and Adjusted Diluted (Loss) Earnings per Share are non-GAAP measures and exclude discontinued operations, goodwill impairment, asset impairment, gain on lease modification, stock option / grant costs, non-cash lease costs, acquisition costs and other fees, proxy contest costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, realized and unrealized (gains) and losses on investments in equity securities, casualty insurance gain, all (gains) losses associated with a Sale-Leaseback, and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairment, asset impairment, gain on lease modification, interest expense (including change in fair value of interest rate swap), income taxes, depreciation, amortization, stock option / grant costs, non-cash lease cost, acquisition costs and other fees, proxy contest costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, realized and unrealized (gains) and losses on investments in equity securities, casualty insurance gain, all (gains) losses associated with a Sale-Leaseback and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Sally Cunningham at (804) 822-3267

Synalloy Corporation Comparative Analysis
Condensed Consolidated Statement of Operations

(Amounts in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited)	2020	2019	2020	2019
Net sales
Metals Segment	47,079	60,121	159,761	195,728
Specialty Chemicals Segment	12,187	13,519	40,338	41,494
	$59,266	$73,640	$200,099	$237,222
Operating (loss) income
Metals Segment	(11,563)	450	(19,784)	3,125
Specialty Chemicals Segment	1,061	846	3,508	2,387

Unallocated expense (income)
Corporate	1,526	2,369	5,132	6,622
Acquisition costs and other	656	90	803	438
Proxy contest costs	207	—	3,105	—
Earn-out adjustments	(146)	(1,242)	(969)	(1,643)
Gain on lease modification	(171)	—	(171)	—
Operating (loss) income	(12,574)	79	(24,176)	95
Interest expense	452	944	1,703	2,977
Change in fair value of interest rate swap	(16)	21	65	145
Other (income) expense, net	59	180	(1,244)	(224)
Net loss before income taxes	(13,069)	(1,066)	(24,700)	(2,803)
Income tax benefit	(2,530)	(112)	(6,026)	(660)

Net loss	$(10,539)	$(954)	$(18,674)	$(2,143)

Net loss per common share
Basic	$(1.16)	$(0.11)	$(2.06)	$(0.24)
Diluted	$(1.16)	$(0.11)	$(2.06)	$(0.24)

Average shares outstanding
Basic	9,105	8,995	9,079	8,969
Diluted	9,105	8,995	9,079	8,969

Other data:
Adjusted EBITDA (1)	1,640	2,759	6,230	10,933
(1) The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is included in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings.  The Company includes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: earnings before discontinued operations, interest (including change in fair value of interest rate swap), income taxes, depreciation and amortization, and 2) Material transaction costs including: goodwill impairment, asset impairment, gain on lease modification, acquisition costs and other fees, proxy contest costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, realized and unrealized (gains) and losses on investments in equity securities, casualty insurance gains, all (gains) losses associated with Sale-leaseback, stock option/grant costs, non-cash lease cost, and retention costs from net income. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net (Loss) to Adjusted EBITDA

($ in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited)	2020	2019	2020	2019
Consolidated
Net loss	$(10,539)	$(954)	$(18,674)	$(2,143)
Adjustments:
Interest expense	452	944	1,703	2,977
Change in fair value of interest rate swap	(16)	21	65	145
Income taxes	(2,530)	(112)	(6,026)	(660)
Depreciation	1,805	1,858	5,752	5,690
Amortization	705	871	2,324	2,614
EBITDA	(10,123)	2,628	(14,856)	8,623
Acquisition costs and other	656	90	807	1,763
Proxy contest costs	207	—	3,105	—
Shelf registration costs	—	—	—	10
Earn-out adjustments	(146)	(1,242)	(969)	(1,643)
Loss/(gain) on investments in equity securities	69	180	(170)	(193)
Asset impairments	—	—	6,079	—
Goodwill impairment	10,748	—	10,748	—
Gain on lease modification	(171)	—	(171)	—
Stock-based compensation	270	908	1,036	1,760
Non-cash lease expense	130	144	386	432
Retention expense	—	51	235	181
Adjusted EBITDA	$1,640	$2,759	$6,230	$10,933
% sales	2.8%	3.7%	3.1%	4.6%

Other (unfavorable) favorable impacts to income (1):
Inventory price change loss	$(1,554)	$(566)	$(5,490)	$(5,730)
Inventory cost adjustments	—	(73)	70	77
Aged inventory adjustment	(10)	(53)	94	(45)
Total other (unfavorable) favorable impacts	$(1,564)	$(692)	$(5,326)	$(5,698)

Metals Segment
Net (loss) income	$(11,417)	$1,671	$(17,798)	$4,658
Adjustments:
Interest expense	—	20	11	64
Depreciation expense	1,387	1,461	4,457	4,476
Amortization expense	705	872	2,324	2,614
EBITDA	(9,325)	4,024	(11,006)	11,812
Acquisition costs and other	—	1	3	1,371
Earn-out adjustments	(146)	(1,242)	(969)	(1,643)
Asset impairments	—	—	6,079	—
Goodwill impairment	10,748	—	10,748	—
Stock-based compensation	78	195	249	405
Retention expense	—	26	—	106
Metals Segment Adjusted EBITDA	$1,355	$3,004	$5,104	$12,051
% segment sales	2.9%	5.0%	3.2%	6.2%

Other (unfavorable) favorable impacts to income (1):
Inventory price change loss	$(1,554)	$(566)	$(5,490)	$(5,730)
Inventory cost adjustments	—	(82)	100	53
Aged inventory adjustment	(4)	(67)	93	(50)
Total other (unfavorable) favorable impacts	$(1,558)	$(715)	$(5,297)	$(5,727)

Specialty Chemicals Segment
Net income	$1,061	$846	$3,521	$2,386
Adjustments:
Interest expense	—	—	9	1
Depreciation expense	378	355	1,170	1,094
EBITDA	1,439	1,201	4,700	3,481
Stock-based compensation	59	108	178	204
Specialty Chemicals Segment Adjusted EBITDA	$1,498	$1,309	$4,878	$3,685
% segment sales	12.3%	9.7%	12.1%	8.9%

Other (unfavorable) favorable impacts to income (1):
Inventory cost adjustments	—	(9)	(30)	24
Aged inventory adjustment	6	(14)	1	5
Total other (unfavorable) favorable impacts	$6	$(23)	$(29)	$29
(1) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted EBITDA, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, and ii) reserve for aged inventory.

Reconciliation of (Loss) and (Loss) Earnings Per Share to Adjusted Net (Loss) Income and Adjusted (Loss) Earnings Per Share
(Amounts in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited)	2020	2019	2020	2019

Loss before taxes	$(13,069)	$(1,066)	$(24,700)	$(2,803)

Adjustments:
Acquisition costs and other	656	90	807	1,763
Proxy contest costs	207	—	3,105	—
Shelf registration costs	—	—	—	10
Earn-out adjustments	(146)	(1,242)	(969)	(1,643)
Loss/(gain) on investments in equity securities	69	180	(170)	(193)
Asset impairments	—	—	6,079	—
Goodwill impairment	10,748	—	10,748	—
Gain on lease modification	(171)	—	(171)	—
Stock-based compensation	270	908	1,036	1,760
Non-cash lease expense	130	144	386	432
Retention expense	—	51	235	181
Adjusted loss before income taxes	(1,306)	(935)	(3,614)	(493)
(Benefit) for income taxes at 21%	(274)	(196)	(759)	(104)

Adjusted net loss	$(1,032)	$(739)	$(2,855)	$(389)

Average shares outstanding, as reported
Basic	9,105	8,995	9,079	8,969
Diluted	9,105	8,995	9,079	8,969

Adjusted net loss per common share
Basic	$(0.11)	$(0.08)	$(0.31)	$(0.04)
Diluted	$(0.11)	$(0.08)	$(0.31)	$(0.04)

Other (unfavorable) favorable impacts to income (1):
Inventory price change loss	$(1,554)	$(566)	$(5,490)	$(5,730)
Inventory cost adjustment	—	(73)	70	77
Aged inventory adjustment	(10)	(53)	94	(45)

Total other (unfavorable) favorable impacts	$(1,564)	$(692)	$(5,326)	$(5,698)
Other impacts, net of tax	$(1,236)	$(547)	$(4,208)	$(4,501)
(1) Other (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted Net Income, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b) inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value and ii) reserve for aged inventory.

Condensed Consolidated Balance Sheets
	(Unaudited)
($ in thousands)	September 30, 2020	December 31, 2019
Assets
Cash	$163	$626
Accounts receivable, net of allowance for credit losses of $237 and $70, respectively	33,132	35,074
Inventories, net	89,007	98,186
Prepaid expenses and other current assets	13,453	13,229
Total current assets	135,755	147,115

Property, plant and equipment, net	36,331	40,690
Right-of-use assets, operating leases, net	32,090	35,772
Goodwill	6,810	17,558
Intangible assets, net	12,131	15,714
Deferred income taxes	1,327	—
Deferred charges, net	271	348
Total assets	$224,715	$257,197

Liabilities and Shareholders' Equity
Accounts payable	$19,514	$21,150
Accrued expenses and other current liabilities	6,718	6,037
Current portion of long-term debt	4,000	4,000
Current portion of earn-out liability	3,959	5,576
Current portion operating lease liabilities	835	3,562
Current portion of finance lease liabilities	26	253
Total current liabilities	35,052	40,578

Long-term debt	67,343	71,554
Long-term portion of earn-out liability	994	3,578
Deferred income taxes	—	790
Long-term portion of operating lease liabilities	33,000	33,723
Long-term portion of finance lease liabilities	41	336
Other long-term liabilities	92	127
Shareholders' equity	88,193	106,511
Total liabilities and shareholders' equity	$224,715	$257,197
Note: The condensed consolidated balance sheet at December 31, 2019 has been derived from the audited consolidated financial statements at that date.